Exhibit 10.1.33
     AMENDMENT (the “Amendment”), dated as of [•], to the Restricted Share Agreement(s) (the “Award Agreement(s)”), between Terra Industries Inc. (“Terra”) and [NAME].
     WHEREAS Terra wishes to amend each Award Agreement in order to address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     Now, therefore, each Award Agreement is hereby amended as follows:
     1. New Provisions. The following provisions shall be deemed to have been added to each Award Agreement:
     a. Any cash dividend that becomes payable to you in respect of your Restricted Shares shall be paid to you at the same time such dividend is paid to Terra’s regular shareholders.
     b. If you cease to be actively employed by reason of Total Disability, the Restricted Shares shall vest immediately. For purposes of each Award Agreement, the term “Total Disability” shall mean your eligibility for long-term disability coverage under a long-term disability plan of Terra or one of its subsidiaries.
     c. (i) It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations thereunder as in effect from time to time (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
     (ii) Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to Terra or any of its affiliates.
     (iii) If, at the time of your separation from service (within the meaning of Section 409A), (A) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Terra from time to time) and (B) Terra shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Terra shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.
     (iv) Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Terra reserves the right to make amendments to this Agreement as Terra deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither Terra nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
     2. Deleted Provision. The following paragraph shall be deemed to have been deleted in its entirety from each Award Agreement:
     If your employment terminates by reason of Total Disability, the Restricted Shares shall continue to be eligible for award pursuant to the provisions in this letter.
     3. Effect on Award Agreements. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to any Award Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any Award Agreement, all of which shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Award Agreement(s) specifically referred to herein. After the date hereof, any reference to any such Award Agreement shall mean such Award Agreement as modified hereby.

TERRA INDUSTRIES INC.
By:
President and Chief Executive Officer

By:
Vice President, General Counsel
and Corporate Secretary

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